As filed with the Securities and Exchange Commission on June 20, 2008
Registration Nos. 333-130763
333-91192

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The LGL Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)
38-1799862 (I.R.S. Employer Identification Number)
2525 Shader Rd.
Orlando, Florida 32804
(Address of Principal Executive Offices) (Zip Code)

2001 Equity Incentive Plan
(Full Title of the Plan)

HAROLD CASTLE
Chief Financial Officer
The LGL Group, Inc.
2525 Shader Rd.
Orlando, Florida 32804
(Name and Address of Agent For Service)

(407) 298-2000
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

David J. Adler, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022-1106 (212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer ☐                                                                         Accelerated filer ☐
Non-accelerated filer ☐                                                                           Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
See below (1)	N/A	N/A	N/A	N/A
(1)
The registrant is not registering additional securities.  Registration fees were originally paid by the registrant’s predecessor-in-interest upon filing of the original registrations statements on Form S-8 (Registration Nos. 333-130763 and 333-91192).  Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

EXPLANATORY NOTE

On August 31, 2007, The LGL Group, Inc., an Indiana corporation (“LGL Indiana”), was merged (the “Merger”) with and into its wholly-owned subsidiary, The LGL Group, Inc., a Delaware corporation (“LGL Delaware”), pursuant to an Agreement and Plan of Merger dated August 28, 2007 and approved by the shareholders of LGL Indiana at its 2007 annual meeting of shareholders held on August 28, 2007.  As a result of the Merger, LGL Delaware is the surviving corporation, existing under and governed by the laws of the State of Delaware (the “Corporation”).

Under the terms of the Merger, each share of common stock of LGL Indiana issued and outstanding was exchanged for one share of common stock of LGL Delaware, such that all former holders of common stock of LGL Indiana became holders of common stock of the Corporation.  Additionally, under the terms of the Merger, the Certificate of Incorporation and By-Laws of LGL Delaware are the Certificate of Incorporation and By-Laws of the Corporation.

As used in this Post-Effective Amendment No. 1 on Form S-8, the term “registrant” refers to the Corporation.

Pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), the Corporation, as successor issuer to LGL Indiana, adopts, as of the Effective Date, the original registration statements on Form S-8 (Registration Nos. 333-130763 and 333-91192) (collectively, the “Original Registration Statements”) with respect to the registrant’s 2001 Equity Incentive Plan (the “Plan”) as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.  In addition, this Post-Effective Amendment No. 1 to the Original Registration Statements is being filed to reflect the succession described above and thereby amends the Original Registration Statements.

Pursuant to Rule 429 under the Securities Act, as 300,000 shares underlying the Plan were initially registered under the Original Registration Statement filed on June 26, 2002 (Registration No. 333-91192) and 300,000 additional shares underlying the Plan were registered under the Original Registration Statement filed on December 29, 2005 (Registration No. 333-130763), a single Post-Effective Amendment No. 1 on Form S-8 is being filed with respect to the Original Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

The registrant incorporates by reference into this Registration Statement the following documents filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(3)	Current Reports on Form 8-K filed on February 29, April 16, and April 23, 2008; and

(4)
the description of the registrant’s common stock contained in its registration statement on Form 8-A (Registration No. 001-00106), including any amendments or reports filed for the purpose of updating such description.

Additionally, all documents subsequently filed with the Securities and Exchange Commission by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

The Certificate of Incorporation of the Corporation provides that the Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section.  In addition, the Corporation’s Certificate of Incorporation eliminates the personal liability of the directors of the Corporation to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the DGCL, as same may be amended and supplemented.

Section 5.1 of the By-laws of the Corporation further provides as follows:

(a)           The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)           The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to  any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(c)           To the extent that a director, officer, employee or agent of the Corporation, or a person serving in any other enterprise at the request of the Corporation, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) and (b) of this Section, or in defense of any claim, issue or matter therein, the Corporation shall indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)           Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section.  Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e)           Expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to  repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section.

(f)           The indemnification and advancement of expenses provided by or granted pursuant to, the other subsections of this Section shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall it be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g)           The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section.

(h)           The indemnification and advancement of expenses provided by, or granted pursuant to this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(i)           For the purposes of this Section, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(j)           This Section  5.1 shall be construed to give the Corporation the broadest power permissible by the DGCL, as it now stands and as hereafter amended.

The Corporation is a party to an indemnification agreement with each of its directors and executive officers whereby the Corporation is to indemnify each such person from and against any and all judgments, fines, penalties, excise taxes and amounts paid in settlement or incurred by such person for or as a result of action taken or not taken while such director was acting in his capacity as a director or executive officer of the Corporation.

The Corporation’s officers and directors are also covered under the Corporation’s directors and officers insurance policy.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit No.	Description
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of J.H. Cohn LLP.*
23.3	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (contained in Exhibit 5.1).*
________________________

* Filed herewith.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on the 20th day of June, 2008.

THE LGL GROUP, INC.

By:	/s/ Robert Zylstra
Name: Robert Zylstra
Title: President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	CAPACITY	DATE
Chairman of the Board of Directors
MARC J. GABELLI
/s/ Robert Zylstra	President and Chief Executive Officer	June 20, 2008
ROBERT ZYLSTRA	(Principal Executive Officer)
/s/ Harold D. Castle	Chief Financial Officer	June 20, 2008
HAROLD D. CASTLE	(Principal Financial Officer and Principal Accounting Officer)
/s/ Timothy Foufas	Vice-Chairman of the	June 20, 2008
TIMOTHY FOUFAS	Board of Directors
/s/ E. Val Cerutti	Director	June 20, 2008
E. VAL CERUTTI
/s/ Peter J. DaPuzzo	Director	June 20, 2008
PETER J. DAPUZZO
/s/ Avrum Gray	Director	June 20, 2008
AVRUM GRAY
/s/ Patrick J. Guarino	Director	June 20, 2008
PATRICK J. GUARINO
/s/ Jeremiah M. Healy	Director	June 20, 2008
JEREMIAH M. HEALY

/s/ Kuni Nakamura	Director	June 20, 2008
KUNI NAKAMURA

/s/ Anthony Pustorino	Director	June 20, 2008
ANTHONY PUSTORINO

Director
JAVIER ROMERO